UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2022

BlueLinx Holdings Inc.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

1950 Spectrum Circle, Suite 300, Marietta, GA	30067
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 953-7000
 _________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On May 3, 2022, BlueLinx Holdings Inc., a Delaware corporation (the “Company”), entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Jefferies LLC (“Jefferies”) to repurchase $60 million of the Company’s common stock (the “Accelerated Share Repurchase”) as part of the Company’s $100 million amended share repurchase program that was also announced on May 3, 2022.

Under the terms of the ASR Agreement, the Company will make a payment of $60 million to Jefferies, and will receive an initial delivery of 553,584 shares of the Company's common stock from Jefferies. The exact number of shares of common stock the Company will repurchase under the ASR Agreement will be based generally on the average of the daily volume-weighted average prices of the common stock during the repurchase period under the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, Jefferies may be required to deliver additional shares of common stock to the Company, or, under certain circumstances, the Company may be required to make a cash payment or to deliver shares of its common stock to Jefferies. Final settlement of the transactions under the ASR Agreement is expected to occur prior to December 30, 2022.

The ASR Agreement contains the principal terms and provisions governing the Accelerated Share Repurchase, including, but not limited to, the mechanism used to determine the number of shares of the Company's common stock that will be delivered, the required timing of delivery of the shares, the circumstances under which Jefferies is permitted to make adjustments to valuation and calculation periods, various acknowledgements, representations and warranties made by the parties to one another, and the circumstances under which the ASR Agreement may be terminated early.

The foregoing description of the ASR Agreement is a summary and is qualified in its entirety by reference to the ASR Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

On May 3, 2022, the Company issued a press release announcing, among other things, the matters described in this Item 1.01. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

Item 8.01     Other Events

On May 3, 2022, the Company announced that its Board of Directors amended its existing stock repurchase program to increase the amount authorized thereunder from $25 million to $100 million. The amended stock repurchase authorization expires at the end of fiscal 2023. Through the end of its fiscal first quarter of 2022, the Company repurchased 81,331 shares of its common stock in open market purchases under the program for a total of $6.4 million.

Under the amended stock repurchase program, the Company may repurchase its common stock at any time or from time to time, without prior notice, subject to prevailing market conditions and other considerations. The Company’s common stock repurchases may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, accelerated share repurchase programs, tender offers or pursuant to a trading plan that may be adopted in accordance with the Securities and Exchange Commission Rule 10b5-1.

On May 3, 2022, the Company issued a press release announcing, among other things, the matters described in this Item 8.01. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

Item 9.01     Financial Statements and Exhibits

(d)        Exhibits:

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description
99.1	Press Release dated May 3, 2022
10.1	Master Confirmation – Uncollared Accelerated Share Repurchase, dated May 3, 2022, between BlueLinx Holdings Inc. and Jefferies LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlueLinx Holdings Inc.
(Registrant)

Dated: May 3, 2022	By:	/s/ Shyam K. Reddy
Shyam K. Reddy
Chief Legal and Sustainability Officer